SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON , D. C. 20549


                                   FORM 8-KA

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                               September 24, 1997


                                XIOX CORPORATION

             (Exact name of registrant as specified in its charter)

         577 Airport Boulevard, Suite 700, Burlingame, California 94010
               (Address of principal executive offices) (Zip Code)



       Registrant's telephone number, including area code: (650) 375-8188

Delaware                               0-15797            95-3824750
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(State or other jurisdiction   (Commission File Number)   (IRS Employer
of incorporation)                                         Identification Number



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ITEM 5.  Other Events

         The Company and Flanders Language Valley ("Flanders") are parties to a June 30, 1997 agreement (the "Agreement") providing for the purchase by Flanders of an aggregate of 574,400 shares of the Company's Common Stock for an aggregate purchase price of $2,872,000, subject to future adjustments. Pursuant to the Agreement, on July 7, 1997, the Company sold 40,000 shares of its Common Stock to Flanders, and on September 24, 1997, the Company sold 534,400 shares of its Common Stock to Flanders for aggregate purchase prices of $200,000 and
$2,672,000,   respectively.  On  September  29,  1997  Xiox  Flanders  N.V.  was
incorporated in Belgium pursuant to the Agreement to be owned 94.9% by the Company and 5.1% by Flanders.

The Company has agreed to appoint a designee of Flanders to the Board of Directors and in subsequent elections has agreed to cause a designee of Flanders to be nominated for election to the Board. The right of designation will terminate at such time as Flanders no longer owns at least 10% of the outstanding shares of the Company, or five years after June 30, 1997, whichever occurs first. The Company has also granted the investor certain registration rights.


ITEM 7. Exhibits

         The transactions discussed in Item 5 are to be accounted for as a sales of Common Stock. Financial statements for the period ending September 30, 1997 will be filed within 60 days.


ITEM 9.  Sales of Equity Securities Pursuant to Regulation S

         See Item 5. The sales of the Company's Common Stock to Flanders described in Item 5 were made in reliance on Regulation S. The offer was made privately, and directly to Flanders. No underwriters were involved.

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                                   Signatures

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

                                        XIOX CORPORATION




October 8,1997                          By   /s/  Melanie D. Reid
                                             ----------------------------------
                                                  Melanie D. Reid
                                                  Vice-President, Finance and
                                                  Chief Financial Officer


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